                                                                      EXHIBIT 2



                 AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

     THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT is entered into as of June 12, 1996, by and among Cole Taylor Financial Group, Inc. ("CTFG") and those certain persons listed on Schedule 7(b) hereof (the "Taylor Family") and represented by the members of the Taylor Family shown on the signature page hereof, for the purposes described below. References to "the date hereof" or "the date of this Agreement," or similar references, shall mean June 12, 1996, the date of the original Share Exchange Agreement between the parties hereto.

                                    RECITALS

     WHEREAS, CTFG is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of capital stock (the "Bank Stock") of Cole Taylor Bank, an Illinois state-chartered bank, having its principal place of business at 350 East Dundee Road, Wheeling, Illinois 60090 (the "Bank"); and

     WHEREAS, substantial disagreements have arisen between CTFG's two largest shareholder groups concerning the future strategic direction of CTFG and, in an effort to avoid the adverse consequences of these disagreements, the Taylor Family has offered to exchange its shares in CTFG for shares of the Bank;

     WHEREAS, the Board of Directors of CTFG (the "Board") has determined that the transfer of all of the outstanding shares of Bank Stock and certain other assets of CTFG in exchange for certain shares of common stock, par value $.01 per share, of CTFG (the "CTFG Stock") on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of CTFG and its shareholders; and

     WHEREAS, the parties desire to enter into certain other related agreements in connection with the foregoing transactions; and

     WHEREAS, the Taylor Family currently intends to cause a new bank holding company ("Newco") to be formed to hold the Bank Stock at the Closing (as defined below) if permitted by the Private Letter Ruling (as defined below); and

     WHEREAS, the parties hereto intend that the exchange of the Bank Stock (or the common stock of Newco (the "Newco Stock") as the case may be) for CTFG Stock owned by the Taylor Family, as described herein, qualify as a tax-free split-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

     1.   Exchange of Bank Stock.

          Upon the terms and subject to the conditions set forth in this Agreement, CTFG shall assign, transfer and deliver to the Taylor Family (or, with respect to not more than 49.9% of the outstanding stock of the Bank, to such party or parties as the Taylor Family shall direct) on the Closing Date (as hereinafter defined), in exchange for a number of shares of CTFG Stock equal to the Stock Amount (as defined below), all right, title and interest in and to all of the Bank Stock. In the event that the Private Letter Ruling specifically contemplates the formation of Newco and the transfer of Bank Stock to it and such transfer occurs prior to the Closing, CTFG shall exchange and the Taylor Family (or, with respect to not more than 49.9% of the outstanding stock of Newco, such party or parties as the Taylor Family shall direct) shall receive Newco stock in lieu of Bank Stock.

     2.   Exchange of CTFG Stock; Options; Adjustments.

          2.1 Transfer and Exchange. At the Closing, in exchange for the transfer of the Bank Stock or Newco stock to the Taylor Family (or, with respect to not more than 49.9% of the outstanding stock of the Bank or Newco, to such party or parties as the Taylor Family shall direct), the Taylor Family shall assign, transfer and deliver or cause to be assigned, transferred and delivered to CTFG a number of shares of CTFG Stock to be determined, subject to the proviso set forth below, at the discretion of the Taylor Family (such number of shares of CTFG Stock shall be referred to as the "Stock Amount"); provided, however, that in no event shall the Stock Amount consist of more than 4,500,000 shares of CTFG Common Stock or less than the greater of (i) 4,000,000 shares of CTFG Common Stock or (ii) all of the shares of CTFG Stock owned beneficially or of record by the Taylor Family (including any shares of CTFG Stock owned after the exercise of any options to purchase shares of CTFG Stock ("Options") and any shares of CTFG Stock in the CTFG Employee Stock Ownership Plan (the "ESOP") and the CTFG 401(k) Plan allocated to members of the Taylor Family) immediately prior to the Closing.

          2.2 Options. CTFG will cause all outstanding Options to become vested and exercisable prior to the Closing. Each Taylor Family member holding any Options shall exercise such Options at or prior to the Closing.





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          2.3   Change in CTFG Stock.  In the event that between the date of this Agreement and the Closing Date CTFG subdivides the outstanding shares of CTFG Stock into a greater number of shares, or combines its outstanding shares of CTFG Stock into a smaller number of shares, or effects a reclassification of the CTFG Stock, or pays a dividend in shares of its capital stock, then the consideration set forth in this Section 2 shall be adjusted so that the number of shares of CTFG Stock to be received by CTFG shall be reduced or increased by an amount such that the aggregate value received is not increased or decreased as a result of such subdivision, combination, reclassification or dividend.

     3.   Pre-Closing Transactions.

          3.1   Spin-Off of Automobile Receivables Business.
     (a) Prior to the Closing, CTFG shall cause the Bank to form a new wholly-owned subsidiary ("Auto Sub") to which the Bank shall contribute its used automobile receivables business, consisting of substantially all of the assets used in its used automobile receivables business (the "UARB Assets") and (i) the Cash Component (as defined below); plus (ii) all of the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which as of the Closing Date are collateralized primarily with used automobiles and have a fair market value as determined in writing by KPMG Peat Marwick (or such other person upon whom the parties hereto shall mutually agree) of no less than $30,000,000 nor more than $31,000,000 (the "Automobile Receivables"). Immediately prior to the Closing, CTFG shall cause the Bank employees identified on Schedule 3.1 to be terminated by the Bank and immediately offered employment with Auto Sub. The Bank shall be responsible for and shall indemnify CTFG for severance costs arising out of such termination. The term "Cash Component" shall mean: (x) if the Stock Amount is less than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 and the Stock Amount; (y) if the Stock Amount is equal to 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; and (z) if the Stock Amount is greater than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000.

     (b) In addition, prior to the Closing and in conjunction with the formation of Auto Sub as contemplated by Section 3.1(a), the Bank shall contribute to Auto Sub an amount in cash equal to





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the sum of: (i) the amount of CTFG's cash investment in Alpha Capital Fund, net of all partner distributions, return of capital and like payments, made from time to time prior to the date hereof (which was $139,831 as of May 31, 1996), plus any additional cash investment made by CTFG in Alpha Capital Fund after the date hereof if made with the Taylor Family's consent, plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually; plus (ii) the amount of CTFG's aggregate cash investments in CT Mortgage, net of all distributions to stockholders, return of capital and like payments, made from time to time prior to the date hereof (which was $1,007,000 as of May 31, 1996), plus any additional cash investment made by CTFG in CT Mortgage after the date hereof if made with the Taylor Family's consent, plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually.

          3.2 Transfer to CTFG. Immediately prior to the Closing Date, CTFG shall cause the Bank to distribute all of the capital stock of Auto Sub to CTFG, following which CTFG shall cause Cole Taylor Finance Co., a Delaware corporation and a wholly-owned subsidiary of CTFG ("Finance") to be merged with and into Auto Sub.

          3.3 Investment in Alpha Capital Fund II, L.P. In conjunction with the formation of Newco as contemplated by Section 3.5, immmediately prior to the Closing Date, CTFG shall transfer to Newco all of CTFG's rights, obligations and interest, including, without limitation, CTFG's $500,000 commitment with respect thereto (the "Alpha Interest") in Alpha Capital Fund II, L.P., a small business investment company ("Alpha Capital Fund").

          3.4 Transfer of CT Mortgage Stock. In conjunction with the formation of Newco as contemplated by Section 3.5, immediately prior to the Closing Date, CTFG shall transfer to Newco 100% of the capital stock (the "CT Mortgage Stock") of CT Mortgage Company, Inc. ("CT Mortgage"), a subsidiary of CTFG. All intercompany indebtedness between CTFG and CT Mortgage reflected on the books and records of CT Mortgage and CTFG on the Closing Date shall have been repaid, together with interest thereon at the interest rate specified by such indebtedness, and no intercompany indebtedness shall be incurred subsequent to the date hereof, except in accordance with Section 9(a)(i)(E) hereof.

          3.5 Formation of Newco; Transfer of Bank Stock. If specifically contemplated by the Private Letter Ruling and requested by the Taylor Family, prior to the closing CTFG shall form Newco and shall transfer all the Bank shares owned by CTFG





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to Newco.  CTFG shall not, however, be required to effectuate this transfer unless (1) the Taylor Family shall have applied for and obtained appropriate regulatory approval for Newco, (2) the Internal Revenue Service shall have ruled in the Private Letter Ruling that the transfer of Bank Stock by CTFG to Newco is a tax-free transaction to CTFG and Newco, and (3) the New Bank Securities (as defined below) shall be issued on terms disclosed to the Internal Revenue Service and consistent with the Private Letter Ruling.

     4. Consummation of the Transactions; Closing Date. The consummation of the transactions contemplated herein (the "Closing") and the delivery of the certificates and acknowledgements called for by this Agreement shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, at such time and date (the "Closing Date") as shall be fixed by mutual agreement of the Taylor Family and CTFG as promptly as practicable following the satisfaction or waiver of the conditions set forth in Sections 11 and 12 of this Agreement.

     5.   Regulatory Matters.

          5.1 Regulatory Approvals. The parties hereto acknowledge that requisite approvals must be received from or notices must be given to certain federal and state governmental bodies and agencies which may include (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");
(ii) the Federal Deposit Insurance Corporation (the "FDIC"); (iii) the Illinois Commissioner of Banks and Trust Companies; (iv) the Federal Trade Commission,
(v) the Antitrust Division of the Department of Justice and/or (vi) any other regulatory authorities having jurisdiction (collectively, the governmental bodies and agencies referred to in this Section 5.1 are referred to herein as the "Applicable Governmental Authorities"), in accordance with the laws, rules and regulations governing or related to the Applicable Governmental Authorities (the "Applicable Laws"). The parties hereto agree to use their reasonable best efforts to obtain all such approvals as promptly as practicable and to give all such notices.

          5.2   Capital Infusion; Newco Stock Registration.

     (a) Capital Infusion. The Taylor Family acknowledges that the Bank will require additional capital upon the consummation of the transactions contemplated by this Agreement in order to comply with the minimum capital requirements of any applicable banking laws, regulations or any requirements of any regulatory agencies and agrees to use its reasonable best efforts to obtain financing sufficient to satisfy this requirement. It is understood that the Taylor Family intends to obtain some or all





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of such financing from the net proceeds of a sale of securities of the Bank (or
Newco, as the case may be) (the "New Bank Securities"); provided, that the terms of the New Bank Securities shall have been disclosed to the Internal Revenue Service and shall be consistent with the Private Letter Ruling. If the Taylor Family chooses to make such a sale through a public offering, CTFG, following the direction of the Taylor Family (except as such direction may be inconsistent with the fiduciary duties of CTFG's directors), shall cause the Bank (or Newco, as the case may be) to file prior to the Closing Date a registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC") or a comparable agency relating to the offer and sale of New Bank Securities. The Registration Statement shall be in form and substance reasonably satisfactory to the Taylor Family. CTFG shall cause the Bank to use its reasonable best efforts to have the Registration Statement declared effective and to cause the offer and sale of the New Bank Securities to be registered, qualified or exempted under applicable state securities laws as soon as is reasonably practicable, but in no event later than the Closing Date. CTFG shall cause the Bank (or Newco, as the case may be) to use its reasonable best efforts to amend or supplement the Registration Statement or the prospectus contained therein and to take such actions as may be necessary to cause the Registration Statement to remain effective until the offer and sale of the New Bank Securities has been completed. If the New Bank Securities are offered in a manner not involving a public offering requiring a Registration Statement, CTFG will similarly cooperate in the preparation of documents for such offering. Unless this Agreement has been terminated by the Taylor Family pursuant to Section 13(d), the Taylor Family will indemnify and hold harmless CTFG against all costs and liabilities related to the offer and sale of the New Bank Securities, including but not limited to all underwriting, accounting, legal, printing, filing fee and other expenses of a public or private offering and any liabilities relating to misstatements or omissions in the Registration Statement or other offering documents or any part thereof.
The Bank will assume such indemnity and hold harmless agreement upon consummation of the transfer and exchange referred to in Section 2.1 hereof.

     (b) Newco Stock Registration. It is understood that Newco may need to file a registration statement with the SEC with respect to the offer and sale of Newco Stock in exchange for CTFG Stock pursuant to Section 1 (a "Common Registration Statement"). CTFG, following the direction of the Taylor Family (unless the Board, without the participation of the Taylor Directors (as defined below), shall reasonably determine that such direction is inconsistent with the Board's fiduciary duties under applicable law), shall cause Newco to file prior to the Closing Date a Common Registration Statement with the SEC. The Common





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Registration Statement shall be in form and substance reasonably satisfactory to the Taylor Family. CTFG shall cause Newco to use its reasonable best efforts to have the Common Registration Statement declared effective and to cause the offer and sale of the Newco Stock referenced therein to be registered, qualified or exempted under applicable state securities laws as soon as reasonably practicable, but in no event later than two weeks prior to the Closing Date. CTFG shall cause Newco to use its reasonable best efforts to amend or supplement the Common Registration Statement or the prospectus contained therein and to take such actions as may be necessary to cause the Common Registration Statement to remain effective until the earlier to occur of the Closing Date or the completion of the offer and sale of the Newco Stock thereunder. Unless this Agreement has been terminated by the Taylor Family pursuant to Section 13(d), the Taylor Family will indemnify and hold harmless CTFG against all costs and liabilities related to the offer and sale of the Newco Stock registered pursuant to the Common Registration Statement, including but not limited to all underwriting, accounting, legal, printing, filing fee and other expenses of such offer and sale of Newco Stock and any liabilities relating to misstatements or omissions in the Common Registration Statement or other offering documents or part thereof. The Bank and Newco will assume such indemnity and hold harmless agreement from and after the Closing; provided, however, that no such assumption shall relieve the Taylor Family from any liability or obligation in the event that the Bank or Newco shall fail to perform thereunder.

     6. Escrow. Within five business days from the date hereof, as security to ensure the payment of any termination fee required pursuant to Section 14(c) of this Agreement, the Taylor Family shall deposit 750,000 shares of CTFG Stock, with executed stock transfer powers, into escrow (the "Escrow Fund") with The Northern Trust Company (or such other entity as the parties hereto shall reasonably agree) pursuant to an Escrow Agreement between the Taylor Family, CTFG and The Northern Trust Company substantially in the form attached hereto as Exhibit A.

     7. Representations and Warranties of the Taylor Family. Each member of the Taylor Family, jointly and severally, represents and warrants to CTFG that:

          (a) Authorization, No Violation, Et Cetera. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Taylor Family member has been duly authorized by all necessary action on the part of such member of the Taylor Family and this Agreement constitutes the legal, valid and binding obligation of such Taylor Family member, enforceable against such Taylor Family member in accordance with its terms. The execution and delivery of this Agreement by the





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


Taylor Family, and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, any material agreement to which such member of the Taylor Family is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which such member of the Taylor Family is a party.

     (b) Stock and Option Ownership. Each member of the Taylor Family owns in the aggregate or has allocated to him or her in the ESOP and the CTFG 401(k) Plan, as applicable, that number of shares of CTFG Stock and Options to purchase shares of CTFG Stock as set forth opposite his, her or its name on Schedule 7(b) hereto, and as of the Closing Date, such CTFG Stock and Options will be free and clear of any security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever ("Liens").

     (c) Formation of Newco. In the event the Taylor Family determines to form Newco as a bank holding company, and the Private Letter Ruling specifically contemplates the formation of Newco and transfer of Bank Stock to it, the Taylor Family represents that it will cooperate with CTFG in taking all necessary corporate and other action to create and form Newco and cause Newco to enter into, ratify and approve this Agreement and all of the related transactions prior to the Closing Date.

     (d) Broker's and Finder's Fees. No member of the Taylor Family has incurred any obligation or liability, contingent or otherwise, to any brokers or finders in respect of the matters provided for in this Agreement other than to Piper, Jaffray Companies.

     (e) UARB Assets. The UARB Assets are substantially all of the assets used exclusively in or necessary for the conduct of the Bank's used automobile receivables business.

     (f) Prohibitions. Neither any member of the Taylor Family nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

     (g) Transfer of Title. The transfer of the shares of CTFG constituting the Stock Amount hereunder to CTFG will transfer to CTFG good and valid title to the shares of CTFG constituting the Stock Amount, free and clear of any Liens (except for Liens CTFG has permitted to attach upon transfer at the Closing).





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     8. Representations and Warranties of CTFG.  Except as set forth below, CTFG makes no representation or warranty with respect to the Bank, CT Mortgage or Alpha Capital Fund and the Taylor Family acknowledges that the Bank, CT Mortgage and the Alpha Interest are being transferred on an as is, where is basis. Notwithstanding the foregoing, CTFG represents and warrants to the Taylor Family that:

          (a) Capital Stock. On the date hereof, the Bank has authorized, issued and outstanding capital stock as follows:

                Authorized  Issued        Outstanding  Treasury
                ----------  ------        -----------  --------

Common          1,500,000   1,500,000      1,500,000      0
                ---------   ---------      ---------   --------


There are no issued or outstanding warrants, options, preemptive rights, rights of first refusal or other rights to purchase equity or debt instruments of the Bank.

     On the date hereof, CT Mortgage has authorized, issued and outstanding capital stock as follows:

                Authorized  Issued   Outstanding  Treasury
                ----------  ------   -----------  --------

Common           10,000     1,000      1,000         0
                ----------  ------   -----------  --------

There are no issued or outstanding warrants, options, preemptive rights, rights of first refusal or other rights to purchase equity or debt instruments of CT Mortgage.

All of the issued and outstanding shares of Bank Stock and stock of CT Mortgage are duly and validly authorized and issued. All of the outstanding shares of Bank Stock and stock of CT Mortgage are fully paid and nonassessable and are owned free and clear of any liens, mortgages or claims by CTFG.

On the date hereof, CTFG holds a $500,000 commitment in Alpha Capital Fund of which $139,831 was funded as of May 31, 1996.

          (b) Authorization: Validity. The consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of CTFG and this Agreement constitutes the legal, valid and binding obligation of CTFG, enforceable against CTFG in accordance with its terms.

          (c) Broker's and Finder's Fees. Neither CTFG nor the Bank has incurred any obligation or otherwise, to any brokers or finders in respect of the matters provided for in





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


     this Agreement other than to The Chicago Corporation and Sandler O'Neill & Partners, L.P.

          (d) Investment Schedule. CTFG has previously delivered to the Taylor Family a true and accurate schedule showing the amounts and dates of its investments in CT Mortgage and Alpha Capital Fund.

          (e) Prohibitions. None of CTFG, any of its subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

          (f) Title. At the Closing, CTFG will have good and valid title to all of the Bank Stock, the CT Mortgage Stock and the Alpha Interest free and clear of any Liens.

          (g) Transfer of Title. The transfer of the Bank Shares, the CT Mortgage Stock and the Alpha Interest hereunder to the Taylor Family, the Bank or Newco, as the case may be, will transfer to such person good and valid title to the Bank Shares, the CT Mortgage Stock and the Alpha Interest, free and clear of any Liens (except for Liens the Taylor Family has permitted to attach upon transfer at the Closing).

          (h) Proposals. Except as previously disclosed in writing to the Taylor Family, CTFG has not received since September 1, 1995 any offers or proposals for the acquisition of CTFG, the Bank or Finance.

     9. Agreements with Respect to Conduct of the Business After the Date
Hereof.

          (a)   Ordinary Course, Insurance, Preservation of Business.

                (i) Except as otherwise agreed to in writing by the Board and Sidney Taylor, Jeffrey Taylor and Bruce Taylor (the "Taylor Directors") and except to the extent required to consummate the transactions contemplated by Section 3 hereof, CTFG and the Taylor Directors covenant and agree that they will not, prior to the earlier of the Closing Date and the termination of this Agreement, terminate or change the terms or conditions of employment of Jeffrey Taylor or Bruce Taylor at CTFG, and prior to the later of (i) the Closing Date and (ii) the termination of the Taylor Sale Period (as that term is defined in Section 14(d) hereof), terminate or change the terms or conditions of





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


employment of any employees of CTFG (other than Jeffrey Taylor or Bruce Taylor), the Bank (including Jeffrey Taylor and Bruce Taylor) or CT Mortgage (provided that this Section 9(a)(i) shall not apply to employees of Finance or its subsidiaries in their capacity as such) having an annual salary of $100,000 or more per year and that they will use their reasonable best efforts to cause each of the Bank and CT Mortgage from and after the date of this Agreement and until the later of (i) the Closing Date and (ii) the termination of the Taylor Sale Period to:

          (A) carry on its business only in the ordinary course and consistent with its respective policies, procedures and practices in substantially the same manner as heretofore conducted (provided that it may take any action listed on Schedule 9(a)(i));

          (B) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not commit or cause a default of any of its obligations under, any material contracts;

          (C) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

          (D) use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force (including retaining each Taylor Director in all of his current positions as director, officer and employee of the Bank with no diminution of his current duties, authority, compensation and benefits except as otherwise provided in this Agreement), and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its reasonable best efforts to maintain the continuance of its general customer relationships;

          (E) continue all usual intercompany relationships and practices to support the ongoing business activities of the Bank and CT Mortgage in accordance with existing practices, including





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


     funding usual working capital contributions and normal budgeted expenditures and making reimbursements for services rendered in accordance with existing practices, budgets and plans; and

          (F) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (ii) Except as otherwise agreed to by the Board (with the participation of the Taylor Directors) and except to the extent required to consummate the transactions contemplated by Section 3 hereof, CTFG covenants and agrees that it will use its reasonable best efforts to cause each of Finance and Finance's subsidiaries from and after the date of this Agreement and until the earlier of the Closing Date and the termination of this Agreement to:

          (A) carry on its business only in the ordinary course and consistent with its respective policies, procedures and practices in substantially the same manner as heretofore conducted;

          (B) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not commit or cause a default of any of its obligations under, any material contracts;

          (C) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

          (D) use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its reasonable best efforts to maintain the continuance of its general customer relationships;

          (E) continue all usual intercompany relationships and practices to support the ongoing business activities of Finance in accordance with existing practices, including funding usual working capital contributions and normal budgeted expenditures and making reimbursements for services rendered in accordance with existing practices, budgets and plans; and

          (F) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

(b)  Prohibited Action Without Approval.

     (i) Except as otherwise expressly provided in or permitted by this Agreement, including the Schedules hereto, or as agreed by CTFG (with the participation of the Taylor Directors), CTFG and the Taylor Directors covenant and agree that they will use their reasonable best efforts to cause the Bank and CT Mortgage, from and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement, not to:

          (A) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other person; except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; make or permit any amendment or termination of any material contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; sell, transfer or otherwise dispose of any substantial part of its assets; sell, acquire or form any branch location; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by it except for the sale of real estate held for sale in the ordinary course of business; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by it (including any software associated with any such computer or system); authorize any new capital expenditure or expenditures or any other expenditures in excess of $50,000, either individually or in the aggregate; make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, except in the ordinary course of business, in accordance with prior practice and with all approvals as are required by applicable procedures on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (B) authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), redeem or acquire for value, or agree or commit to do so, any debt securities or any shares of the capital stock or other equity securities, or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than as set forth in Section 3 or
     Section 9(j) hereof; or

          (C)  split, combine or reclassify any shares of its capital stock; or

          (D) sell or pledge or otherwise encumber any stock owned by it in any subsidiary; amend or propose to amend its, or permit the amendment of any subsidiary's certificate of incorporation, charter or by-laws or any other governing document of any subsidiary; split, combine or reclassify any shares of its capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (E) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units) or hire any employee with a salary in excess of $150,000 per year or hire, terminate or change the terms or conditions of employment of any employee who would be entitled to any payment upon a change of control of the Bank or CT Mortgage; or

          (F)  obligate the Bank or CT Mortgage to any intercompany charge; or

          (G) acquire or dispose of any securities or interests for investment purposes or sell or purchase mortgage servicing rights; or

          (H) enter into any transactions other than in the ordinary course of business; or

          (I) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by the Board and the Taylor Directors, which approval shall not be unreasonably withheld, or file any federal or state tax return before furnishing a copy to the Taylor Directors and affording an opportunity to consult with the filing entity; or

          (J) unless the Board decides otherwise, open any new office or close any current office of the Bank, any of the Bank's subsidiaries or CT Mortgage at which business is conducted.

          (K) take, or agree in writing or otherwise to take, any of the actions described above in this Section 9(b)(i) or any action which would make any of the representations or warranties of CTFG or the Taylor Family contained in this Agreement untrue or incorrect or would result in any of the conditions hereunder not being satisfied.

     (ii) Except as otherwise expressly provided in or permitted by this Agreement or as agreed by the Board (with the participation of the Taylor Directors), CTFG will use its reasonable best efforts to cause Finance, from and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement, not to:

          (A) incur or agree to incur any obligation or liability (absolute or contingent) other than liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other person; except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; make or permit any amendment or termination of any material contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; sell, transfer or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by it except for the sale of real estate held for sale in the ordinary course of business; except as identified on Schedule 9(b)(ii)(A), enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by it (including any software associated with any such computer or system); authorize any new capital expenditure or expenditures or, except as identified on Schedule 9(b)(ii)(A), any other expenditures in excess of $50,000, either individually or in the aggregate; make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, except in the ordinary course of business, in accordance with prior practice and with all approvals as are required by applicable procedures on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (B) authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), redeem or acquire for value, or agree or commit to do so, any debt securities or any shares of the capital stock or other equity securities, or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to any employee benefit plan of Finance as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof; or

          (C)  split, combine or reclassify any shares of its capital stock; or

          (D) sell or pledge or otherwise encumber any stock owned by it in any subsidiary; (b) amend or propose to amend its, or permit the amendment of any subsidiary's certificate of incorporation, charter or by-laws or any other governing document of any subsidiary; (c) split, combine or reclassify any shares of its capital stock; or (d) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (E) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units) or hire any employee with a salary in excess of $150,000 per year or hire, terminate or change the terms or conditions of employment of any employee who would be entitled to any payment upon a change of control of the Bank or CT Mortgage; or

          (F) obligate Finance to any intercompany charge other than in the ordinary course of business consistent with past practice; or

          (G) acquire or dispose of any securities or interests for investment purposes or sell or purchase mortgage servicing rights; or

          (H) enter into any transactions other than in the ordinary course of business; or

          (I) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency; or

          (J) take, or agree in writing or otherwise to take, any of the actions described above in this Section 9(b)(ii).

(c)  No Solicitation.

          (1) CTFG will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). CTFG shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries, (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving CTFG, the Bank or any of CTFG's subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal, or
          (iii) agree to, approve or recommend any Acquisition Proposal; provided, that nothing contained in this Section 9(c) shall prevent CTFG from furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal by such person or recommending an unsolicited Acquisition Proposal to the stockholders of CTFG, if and only to the extent that (1) CTFG's directors determine in good faith that such action is required for the discharge of their fiduciary duties to stockholders under applicable law if so advised by independent counsel, and (2) CTFG advises the Taylor Family of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party.

               (2) CTFG shall notify the Taylor Directors immediately (and in no event later than 24 hours) after receipt by CTFG of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of CTFG by any person or entity that informs CTFG that it is considering making, or has made, an Acquisition Proposal.

     (d) Liabilities. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause the Bank, Finance, CT Mortgage and each of their subsidiaries to pay or discharge their current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

     (e) Goodwill. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to enter into any transaction which will create goodwill on its books and records under generally accepted accounting principles.

     (f) Insider Lending. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

     (g) No Violation. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

     (h) Operating Expenses. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to increase the level of its operating expenses in any material respect.

     (i) Accounting. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries to maintain its books, accounts and records in accordance with generally accepted accounting principles. CTFG and the Taylor Directors shall use their reasonable best efforts to cause the Bank, Finance, CT Mortgage and each of their subsidiaries not to make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or generally accepted accounting principles. CTFG and the Taylor Directors shall use their reasonable best efforts to cause the Bank, Finance, CT Mortgage and each of their subsidiaries not to change any practice or policy with respect to the charging off of loans or the maintenance of its reserves for possible loan losses, except as required by law, regulation or generally accepted accounting principles.

     (j) Dividends. Except as required otherwise by law, the parties acknowledge and agree that, from the date hereof through the Closing Date, the Bank will pay monthly dividends to CTFG equal to one-half of Bank earnings with an adjustment in December, 1996 so that the cumulative dividends to CTFG for calendar year 1996 are equal to $10,100,000; provided further, that if the Closing Date occurs prior to January 1, 1997, the maximum amounts of dividends which may be paid in calendar year 1996 shall be reduced by $27,671.23 for each day after the Closing Date and prior to January 1, 1997; and provided further, that such dividends will be $880,000 per month of calendar year 1997 ($10,560,000 for all of calendar year 1997) if the Closing Date has not occurred prior to December 31, 1996 and, if the Closing Date does not occur at the end of a month, the dividends paid shall be pro-rated on a daily basis through the Closing Date.

     (k) Lenders' Consents. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors will use their reasonable best efforts to cause CTFG, the Bank and Finance to obtain any waivers, consents, amendments or approvals required to prevent any default, acceleration or other adverse effect upon CTFG, the Bank or Finance under any indenture, credit agreement, note or other indebtedness of CTFG, the Bank or Finance.

10.  Additional Agreements.

     (a) Continuing Access to Information. CTFG shall permit the Taylor Family and its authorized representatives reasonable access during regular business hours to the Bank's properties and those of the Bank's subsidiaries and CT Mortgage. The Bank shall make its and its subsidiaries' directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the Taylor Family and its authorized representatives at reasonable times and upon reasonable request, and CTFG shall, and shall cause the Bank and its subsidiaries and CT Mortgage to disclose and make available to the Taylor Family, and shall use its reasonable best efforts to cause its agents and authorized representatives to disclose and make available to the Taylor Family, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of the Bank and its subsidiaries and CT Mortgage.

     (b) Notification of Change. CTFG shall promptly notify the Taylor Directors and the Taylor Directors shall promptly notify the Board of any material change in the ordinary course of business or in the operation of the properties of the Bank or any of its subsidiaries or CT Mortgage and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving the Bank or its subsidiaries or CT Mortgage which is known to CTFG and which is material or which might have a material adverse effect, or of any other material breach by CTFG, the Bank or any of its subsidiaries or CT Mortgage of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep the Taylor Family promptly and fully informed of such events. CTFG will consult with the Taylor Directors before taking any steps to comply with suggestions made by any Applicable Governmental Authorities which could reasonably be considered significant to the Bank or CT Mortgage.

     (c) Information for Regulatory Filings. CTFG promptly shall furnish the Taylor Directors, and the Taylor Directors shall furnish the Board, with any information relating to CTFG, the Bank or any of its subsidiaries or CT Mortgage which is required under any applicable law or regulation for inclusion in any filing that the Taylor Family, on the one hand, or CTFG, on the other hand, is required to make with any regulatory or supervisory authority (including the SEC and State securities authorities) in order to consummate the transactions contemplated by this Agreement. CTFG represents and warrants to the Taylor Family that all information so furnished by it shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading and the Taylor Family represents and warrants to CTFG that all information furnished by it relating to the transactions contemplated by this Agreement or relating to its ownership interest in CTFG shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

     (d) Regulatory Approvals. As promptly as practicable, and in any event no later than August 31, 1996, the Taylor Directors will submit any necessary applications to the Applicable Governmental Authorities for approval of the transactions contemplated hereby, including but not limited to, the Federal Reserve Board, FDIC and the Illinois Commissioner of Banks. The Bank and CTFG shall cooperate with and shall assist the Taylor Directors in the preparation and filing of all such applications.

     (e) Private Letter Ruling. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain a private letter ruling from the Internal Revenue Service (the "IRS") that the exchange of Bank (or, as the case may be, Newco) Stock for CTFG Stock held by the Taylor Family members constitutes a tax-free transaction under
Section 355 of the Internal Revenue Code, and that the transfer of Bank Stock to Newco constitutes a tax-free transaction to CTFG and Newco (the "Private Letter Ruling"); provided, however, that no party shall be required to make any representation or take any action having an effect inconsistent with the limitations set forth on Schedule 10(e). CTFG will agree to any changes in the structure of the transactions contemplated herein required by the IRS before it will issue the Private Letter Ruling so long as such changes do not materially affect the benefits or impact (economic or otherwise) of, or legal risks associated with, those transactions on CTFG, Finance or any of their subsidiaries, affiliates, shareholders, or employees other than the Bank or the members of the Taylor Family. CTFG and Finance agree in particular that if necessary they will either eliminate intercompany debt between them prior to the Closing or, alternatively, convert obligations of Finance to CTFG into a term promissory note with a minimum term of 10 years. Except as set forth in
Schedule 10(e), neither party shall take action that is intended to cause the transactions contemplated herein not to qualify as a tax-free exchange under the Internal Revenue Code. All contacts with the IRS shall be coordinated through the Taylor Family and its representatives. Counsel for CTFG shall be entitled to attend all meetings with and participate in all material discussions with the IRS in connection with the ruling process, and shall review (prior to submission) all written material submitted to the IRS.

     (f)   CTFG Shareholder Approval.

          (i) CTFG, acting through the Board, shall in accordance with applicable law and subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), as soon as practicable following the execution of this Agreement:

               (x) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders Meeting") for the purpose of considering and taking action upon this Agreement;

               (y) prepare and file with the SEC a proxy or information statement (as amended or supplemented, the "Proxy Statement") to be mailed to CTFG's shareholders in connection with the Shareholders Meeting and include in the Proxy Statement the recommendation of the Board that shareholders of CTFG vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

               (z) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Taylor Family, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time and (B) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

          (ii) CTFG and the Taylor Family shall cooperate in the preparation of the Proxy Statement. The Proxy Statement shall not, at the time filed with the SEC, at the time mailed to the Company's shareholders, at the time of the Shareholders Meeting or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (iii) At the Shareholders Meeting, the members of the Taylor Family will vote all shares of CTFG Stock owned or controlled by them in favor of this Agreement and the transactions contemplated hereby.

     (g)   Compliance with Tax and Regulatory Representations.

          (i) Each party hereto will comply with any covenants it makes in connection with the Private Letter Ruling or with any Applicable Governmental Authority to ensure the tax-free nature of the transactions contemplated hereby. CTFG, for the two-year period following the Closing Date, will cause Auto Sub to continue the operation of the used automobile receivables business previously operated by the Bank through undertaking the following actions: (v) purchasing the same type of automobile receivables previously purchased by the Bank (except that such receivables may be collateralized by used automobiles only), (w) maintaining a portfolio of at least $30,000,000 in face amount value of such receivables (net of unearned finance charge); (x) continuing to underwrite, collect and process such receivables; (y) to the extent practicable, purchasing receivables from the same automobile dealerships from which the Bank previously purchased such receivables, and
     (z) to the extent practicable, retaining the employees specified in
     Schedule 3.1 transferred from the Bank to conduct the Auto Sub business.

          (ii) For the two-year period following the Closing Date, unless the Taylor Family has obtained a written opinion from nationally recognized tax counsel, which opinion shall be reasonably satisfactory in form and substance to tax counsel for CTFG, that the desired transactions and any transaction related thereto will neither affect the qualification of the exchange of the Bank Stock (or the Newco Stock, as the case may be) for the CTFG Stock under Section 355 of the Code nor affect the validity of the Private Letter Ruling (a "Tax Opinion"), (x) no Taylor Family member will sell, exchange, transfer or enter into any transaction reducing economic risk with respect to, the Bank Stock received in the split-off, (y) the Taylor Family will cause the Bank to continue the active conduct of its banking business, and (z) the Taylor Family will not permit either the Bank or Newco (if Newco is formed) to (A) merge or consolidate with or into any other corporation, (B) liquidate or partially liquidate, (C) sell or transfer any significant part of its assets, (D) redeem or otherwise purchase any of its capital stock, or (E) except as specifically contemplated by the Private Letter Ruling, issue additional shares of its capital stock; provided, however, that, regardless of whether the Taylor Family has obtained a Tax Opinion, the Taylor Family shall not enter into any agreement, arrangement or understanding for transfer of control of the Bank or Newco (a "Transfer Arrangement") for one year following the Closing Date and, if the Taylor Family enters into a Transfer Arrangement more than one year but less than two years following the Closing Date, the Taylor Family shall remain responsible for ensuring that, and shall obtain a written contractual commitment from the other parties to the Transfer Arrangement that they will ensure that, the Bank and Newco comply with this
     Section 10(g)(ii) except to the extent that the Tax Opinion also opines that the qualification of the exchange of the Bank Stock (or the Newco Stock, as the case may be) for the CTFG Stock under Section 355 and the validity of the Private Letter Ruling will not be affected by the particular actions specified in the Tax Opinion.

          (iii) For the two-year period following the Closing Date, unless CTFG has obtained a written opinion from nationally recognized tax counsel, which opinion shall be reasonably satisfactory in form and substance to tax counsel for the Taylor Family, that the desired transactions and any transaction related thereto will neither affect the qualification of the exchange of the Bank Stock (or the Newco Stock, as the case may be) for the CTFG Stock under Section 355 of the Code nor affect the validity of the Private Letter Ruling, (x) CTFG will not sell, exchange or transfer the capital stock of Auto Sub, (y) CTFG will not permit Auto Sub to (A) merge or consolidate with or into any other corporation (other than a merger of Finance with and into Auto Sub), (B) liquidate or partially liquidate, or
     (C) sell or transfer any significant part of the UARB Assets and (z) CTFG will not redeem or repurchase any shares of CTFG Stock (except for purchases of up to 16 percent of the outstanding CTFG Stock as described in
     Schedule 10(e) or such greater amounts as may be consistent with the Private Letter Ruling).

          (iv) CTFG and the Bank shall immediately amend their existing tax allocation agreement so that (A) the allocation of federal, state and local tax liabilities through the Closing between CTFG and its subsidiaries on the one hand and Bank on the other shall continue in a manner consistent with past practice, except that, beginning with the date of the execution of this Agreement, all tax benefits associated with the exercise or buyout of all compensatory options on CTFG shares, whether held by employees or former employees of the Bank or otherwise, shall inure solely to the benefit of CTFG; and (B) any claims or liabilities arising from audits (including audits commenced or completed after the Closing) of preclosing periods shall be borne by the party (i.e., the Bank and CT Mortgage on the one hand or CTFG and its continuing subsidiaries on the other) to whom the adjustment is attributable. The party financially responsible for a proposed audit adjustment shall be afforded the opportunity to determine and direct the defense of the particular matter at its own expense and the matter shall be settled or compromised only with such party's consent.

          (v) Each of the Bank and/or Newco and CTFG shall deliver a certificate of an officer as to compliance with such covenants to the other on the last day of each calendar quarter until such ongoing covenants have terminated.

     (h) Deconsolidation. After the Closing, CTFG and the Taylor Directors agree to take such steps in accordance with generally accepting accounting principles to deconsolidate the Bank from CTFG for accounting purposes. The parties acknowledge that any Options exercised immediately prior to Closing pursuant to this Agreement are Options of CTFG, and shall be treated as such for tax, accounting and deconsolidation purposes.

     (i) Lease Arrangements. If requested by CTFG, for 90 days after the Closing Date, the Bank will sublease to CTFG the space currently utilized by CTFG on terms reasonably acceptable to the parties hereto. On the Closing Date, CTFG will assign to the Bank any leases, licenses, and real or personal property used by or adjacent to the Bank properties but owned by CTFG or Reliance Acceptance Corporation for no additional consideration. All property (including leases and real property) owned by the Bank on the date hereof shall be and remain the property of the Bank on and after the Closing Date.

     (j) Employees. CTFG hereby assumes all liability (and indemnifies the Bank and the Taylor Family against such liability) for any payments which, as a result of the Closing, are owed to the persons listed on Schedule 10(j)(i) or full-time employees of Finance or its subsidiaries. The Taylor Family will cause the Bank to assume all liability (and to indemnify CTFG and its subsidiaries against such liability) for any severance or change of control payments which, as a result of the Closing, are owed to any employee of CTFG, the Bank or any of their affiliates other than the persons listed on Schedule 10(j)(i) and other than full-time employees of Finance or any of its subsidiaries. On the Closing Date, the employees of CTFG other than the persons listed on Schedule 10(j)(i) and persons who are also full-time employees of Finance or any of its subsidiaries will remain or become employees of the Bank.

     (k) CT Mortgage Comfort. CTFG has made, and through the Closing Date will continue in the normal course of business in accordance with prior practice to make, representations and provide indemnification, guarantees as customarily required by mortgage investors to assure the validity of mortgages sold and other assurances to purchasers of mortgages and mortgage-backed securities from CT Mortgage and the Bank. After the Closing the Bank will indemnify and hold harmless CTFG from any liability with respect thereto.

          (l) Finance Comfort. CTFG has made and will make representations and provide indemnification and other assurances and make-well agreements to purchasers of securities and mortgages from, and creditors of, Finance. The parties acknowledge that the Bank has no responsibility for such agreements and CTFG will indemnify and hold the Bank and CT Mortgage harmless from any liability with respect thereto.

          (m) Insurance Policies. The Bank may purchase from CTFG any insurance policies owned by CTFG and providing coverage with respect to the Bank or any of its officers at the greater of the book value of such policies or the cash value of such policies. CTFG may purchase from the Bank any insurance policies owned by the Bank and providing coverage with respect to CTFG, any of its subsidiaries or any of their respective officers at the greater of the book value of such policies or the cash value of such policies.

          (n)   Employee Benefit Plans.

     (i) CTFG's obligations to CTFG employees who will become Bank employees at Closing, provided such obligations are incurred prior to the Closing (including a pro rata portion of obligations accruing with the passage of time in accordance with usual practice but for which cash or other contributions are not then required) pursuant to its benefit plans, including, without limitation, the CTFG 1996 incentive plan, the CTFG 401(k) Plan and the CTFG ESOP, will be and remain the responsibility of CTFG. The Bank's obligations to Bank employees who will become employees of CTFG at Closing, provided such obligations are incurred prior to the Closing (including a pro rata portion of obligations accruing with the passage of time in accordance with usual practice but for which cash or other contributions are not then required) pursuant to the CTFG benefit plans in which the Bank participates, including, without limitation, the CTFG 1996 incentive plan, the CTFG 401(k) Plan and the CTFG ESOP, will be and remain the responsibility of the Bank. Any such accrued and unpaid salary and vacation will be paid in full at or prior to the Closing. Any such accrued and unpaid amounts under the 1996 incentive plan, the CTFG 401(k) Plan and the CTFG ESOP shall be paid in accordance with the terms of such plans.

     (ii) 401(k) Plans.

          (A) Prior to the Closing Date but no later than the transfer date described in paragraph (B) next below, the Taylor Family shall cause the Bank or Newco to establish a profit sharing plan with a salary reduction arrangement that covers the employees who are or will become employees of the Bank and former employees of the Bank ("Bank Employees") and meets the requirements of Sections 401(a) and 401(k) of the Code (the "CTB 401(k) Plan"). The Taylor Family shall cause the sponsor of the CTB 401(k) Plan to credit the Bank Employees with all service credited to them under the CTFG 401(k) Plan as of the Closing Date and to fully vest them in the account balances that are transferred from the CTFG 401(k) Plan to the CTB 401(k) Plan.

          (B) Prior to the Closing Date, CTFG shall cause the account balances of all Bank Employees under the CTFG 401(k) Plan as of the date of the transfer (other than the accounts of those Bank Employees who are expected to become employees of CTFG at Closing) to be transferred from the trust maintained under the CTFG 401(k) Plan to the trust maintained under the CTB 401(k) Plan. Shares of CTFG Stock allocated to the account balances of the Bank Employees shall be transferred in kind. Such transfer shall be made only after the sponsor of the CTB 401(k) Plan has supplied CTFG either a copy of an Internal Revenue Service determination letter finding the CTB 401(k) Plan to be a qualified plan meeting the requirements of Sections 401(a) and 401(k) of the Code or an opinion of counsel or written representation from the sponsor of the CTB 401(k) Plan (with appropriate indemnities), in either case to the effect that the CTB 401(k) Plan is a qualified plan under Sections 401(a) and 401(k) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and an agreement that the sponsor of the CTB 401(k) Plan will timely request a determination letter from the IRS with respect to the qualified status of the CTB 401(k) Plan and will make any and all changes to the CTB 401(k) Plan necessary to receive a favorable determination letter. As soon as practicable after the Closing Date, the Taylor Family shall cause the sponsor of the CTB 401(k) Plan to transfer from the trust maintained under the CTB 401(k) Plan to the trust maintained under the CTFG 401(k) plan the account balances of all Bank Employees who become employees of CTFG at Closing. As soon as practicable after the Closing Date, CTFG shall cause the transfer from the trust maintained under the CTFG 401(k) Plan to the trust maintained under the CTB 401(k) plan the account balances of all CTFG employees who become employees of the Bank at Closing.

          (C) The parties agree that the participants in the CTB 401(k) Plan, in the discretion of the Taylor Family, may have the opportunity to participate in the Exchange Transaction by electing to exchange for shares of Newco Stock the shares of CTFG Stock held in their CTFG Stock accounts under the CTB 401(k) Plan, subject to the terms and conditions of the Exchange Agreement, as long as the requirements of applicable securities laws have been satisfied by the closing date to which the parties have otherwise agreed.

     (iii)  ESOPs.

          (A) Prior to the Closing Date, the Taylor Family shall cause the Bank or Newco to establish an employee stock ownership plan that covers the Bank Employees and meets the requirements of Sections 401(a) and 4975(e)(7) of the Code (the "CTB ESOP"). The Taylor Family shall cause the sponsor of the CTB ESOP to credit the Bank Employees with all service credited to them under the CTFG ESOP as of the Closing Date and to fully vest them in the account balances that are transferred from the CTFG ESOP to the CTB ESOP.

          (B) The parties agree that prior to the Closing Date CTFG shall cause the applicable employers to make contributions to the CTFG ESOP sufficient to prepay the outstanding CTFG ESOP loan and shall cause, in accordance with applicable law, the allocation to the accounts of participants of the shares of CTFG Stock that are released from the suspense account by reason of such loan prepayment.

          (C) Effective as of the Closing Date, CTFG shall cause the shares of CTFG Stock and cash held in the account balances of all Bank Employees under the CTFG ESOP as of such date (other than the accounts of those Bank Employees who become employees of CTFG on such date) to be transferred from the trust maintained under the CTFG ESOP to the trust maintained under the CTB ESOP. Such transfer shall be made only after the sponsor of the CTB ESOP has supplied CTFG either a copy of an Internal Revenue Service determination letter finding the CTB ESOP to be a qualified plan meeting the requirements of Sections 401(a) and 4975(e)(7) of the Code or an opinion of counsel or written representation from the sponsor of the CTB ESOP (with appropriate indemnities), in either case to the effect that the CTB ESOP is a qualified plan under Sections 401(a) and 4975(e)(7) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and an agreement that the sponsor of the CTB ESOP will timely request a determination letter from the IRS with respect to the qualified status of the CTB ESOP and will make any and all changes to the CTB ESOP necessary to receive a favorable determination letter.

          (D) The parties agree that the CTB ESOP, in the discretion of the Taylor Family, may be offered the opportunity to participate in the Exchange Transaction by exchanging for shares of Newco Stock the shares of CTFG Stock that will be transferred to the CTB ESOP under paragraph (C) next above, subject to the terms and conditions of the Exchange Agreement, as long as the CTB ESOP trustee making the determination on the exchange of the shares is an independent financial institution and retains an independent financial advisor.

     (iv) The parties agree that (A) prior to the Closing, they will come to agreement on any other employee benefit plan matters that need to be resolved and (B) they shall consult with each other and share information relating to all the matters set forth in this Section 10(n).

     11. Conditions Precedent to Obligations of the Taylor Family. The obligations of the Taylor Family to effect the transactions contemplated hereby shall be subject to the fulfillment at the Closing Date of each of the following conditions (any one or more of which may be waived by the Taylor Family, but only in writing):

          (a) Status as of Closing Date. All representations and warranties of CTFG contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (except where the failure to be so true has been caused by the Taylor Family), and CTFG shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied on or prior to the Closing Date (except where the failure to be so performed or satisfied has been caused by the Taylor Family), and at the Closing Date there shall be delivered to the Taylor Family a certificate signed by an officer of CTFG dated as of the Closing Date to the foregoing effect.

          (b) Required Action. All action required to be taken by or on the part of CTFG and the Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of CTFG and the Bank.

          (c) Regulatory Approvals. Any applicable waiting periods under any Applicable Laws shall have expired or been terminated and the transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and such approval shall not contain or be subject to any terms or conditions that the Taylor Family reasonably deems materially burdensome. The IRS shall have issued rulings that (i) the exchange of Bank (or, as the case may be, Newco) Stock for CTFG Stock held by the Taylor Family members will be a tax-free transaction under

     Section 355 of the Code, and (ii) that if the transfer of Bank Stock to Newco is part of the transaction, that transfer will be a tax-free transaction to CTFG and Newco.

          (d) No Order Preventing Consummation. There shall not be any order, injunction or decree of any such court or any governmental agency, department or other regulatory body prohibiting the consummation of the transactions contemplated hereby.

          (e) Material New Litigation. After the date of this Agreement there shall have been no litigation filed which could reasonably be expected to have a material adverse effect on the business or financial condition (a "Material Adverse Effect") of the Bank and its subsidiaries, taken as a whole.

          (f) No Action to Prevent or Restrict Transactions. No statute, rule, regulation or policy shall have been proposed, promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which prevents or restricts the transactions contemplated hereby.

          (g) Pre-Closing Transactions. The transactions set forth in Section 3 hereof shall have occurred.

          (h) Shareholder Approval. Shareholders of CTFG holding at least a majority of the outstanding shares of CTFG Stock shall have approved the transactions contemplated by this Agreement.

          (i) Consents. All required approvals, consents and authorizations of any third parties in connection with the transactions contemplated hereby shall have been obtained except such approvals, consents and authorizations which if not obtained would not individually or in the aggregate have a Material Adverse Effect on the Bank and its subsidiaries, taken as a whole.

     12. Conditions Precedent to Obligations of CTFG. The obligations of CTFG to effect the transactions contemplated hereby shall be subject to the fulfillment at the Closing Date of each of the following conditions (any one or more of which may be waived by CTFG, but only in writing):

          (a) Status as of Closing Date. All representations and warranties of the Taylor Family contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (except where the failure to be so true has been caused by CTFG), and the Taylor Family and Taylor Directors shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied on or prior to the Closing Date (except where the failure to be so performed or satisfied has been caused by CTFG), and at the Closing Date there shall be delivered to CTFG certificates dated as of the Closing Date and signed by Jeffrey Taylor, as representative of the Taylor Family, to the foregoing effect.

          (b) Required Action. All action required to be taken by or on the part the Taylor Family to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Taylor Family and, if appropriate, by the Board of Directors of Newco.

          (c) Regulatory Approvals. Any applicable waiting periods under any Applicable Laws shall have expired or been terminated, and the transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and such approval shall not contain or be subject to any terms or conditions that CTFG reasonably deems materially burdensome. The IRS shall have issued rulings that (i) the exchange of Bank (or, as the case may be, Newco) Stock for CTFG Stock held by the Taylor Family members will be a tax-free transaction under Section 355 of the Code, and (ii) that if the transfer of Bank Stock to Newco is part of the transaction, that transfer will be a tax-free transaction to CTFG and Newco.

          (d) No Order Preventing Consummation. There shall not be any order, injunction or decree of any such court or any governmental agency, department or other regulatory body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

          (e) No Action to Prevent or Restrict Transactions. No statute, rule, regulation or policy shall have been proposed, promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which prevents or restricts or could prevent or restrict the transactions contemplated hereby.

          (f) Pre-Closing Transactions. The transactions set forth in Section 3 hereof shall have occurred.

          (g) Material New Litigation. After the date of this Agreement there shall have been no litigation filed which could reasonably be expected to have a Material Adverse

     Effect on CTFG and its subsidiaries (other than the Bank), taken as a whole.

          (h) Shareholder Approval. Shareholders of CTFG holding at least a majority of the outstanding shares of CTFG Stock shall have approved the transactions contemplated by this Agreement.

          (i) Consents. All required approvals, consents and authorizations of any third parties in connection with the transactions contemplated hereby shall have been obtained except such approvals, consents and authorizations which if not obtained would not individually or in the aggregate have a Material Adverse Effect on CTFG and its subsidiaries (other than the Bank), taken as a whole.

     13. Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding approval thereof by the stockholders of CTFG:

          (a)   by mutual written consent of the Taylor Family and CTFG;

          (b) by the Taylor Family or CTFG if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Taylor Family or CTFG if the approval of any Applicable Governmental Authorities has been denied or if any approval of any Applicable Governmental Authorities contains or is subject to any terms or conditions that the Taylor Family or CTFG reasonably deems to be materially burdensome; provided, however, that neither the Taylor Family nor CTFG shall terminate this Agreement pursuant to this Section 13(c) until the other party has had a reasonable opportunity (but not to exceed 60 days) to persuade the relevant Applicable Governmental Authority to change its decision; and further provided that neither party may terminate this Agreement pursuant to this Section 13(c) if it has not complied with all reasonable requests of the other party in connection with the other party's efforts to obtain such approval;

          (d)   provided that the party seeking termination pursuant to this
     Section 13(d) shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the date of termination (except where the failure to be so performed or satisfied has been caused by the other party), by the Taylor Family or CTFG if the other party shall have breached in any material respect any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty days (but in no event later than June 30, 1997) following receipt by such other party of written notice of such failure to comply;

          (e) provided that CTFG shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the date of termination (except where the failure to be so performed or satisfied has been caused by the Taylor Family), by CTFG if the Taylor Family has failed to submit a request for the Private Letter Ruling to the Internal Revenue Services prior to July 31, 1996 or an application to any Applicable Governmental Authority whose approval is required for the transactions contemplated herein prior to August 31, 1996;

          (f) by the Taylor Family or CTFG if the Closing has not occurred prior to June 30, 1997 (provided, however, that a party may not terminate this Agreement under this Section 13(f) if that party has caused the Closing not to occur in breach of this Agreement);

          (g) by either CTFG or the Taylor Family if the IRS has finally determined not to issue the Private Letter Ruling or has issued an adverse ruling (provided, however, that neither the Taylor Family nor CTFG shall terminate this Agreement pursuant to this Section 13(g) until the other party has had a reasonable opportunity (but not to exceed 60 days) to persuade the IRS to change its decision);

          (h) by CTFG, prior to the Shareholders Meeting, after CTFG's receipt of an Acquisition Proposal if the Board determines, based on the advice of independent counsel, that such action is required for the discharge of its fiduciary duties to shareholders under applicable law;

          (i) by the Taylor Family if the Board shall have withdrawn or modified in a manner adverse to the Taylor Family its approval of this Agreement or its recommendation that CTFG's shareholders approve the transactions contemplated hereby or if CTFG shall have entered into an agreement providing for an Acquisition Proposal or the Board shall have resolved to do any of the foregoing;

          (j) by the Taylor Family if the Shareholders Meeting has not occurred prior to November 28, 1996 (provided, however, that the Taylor Family may not terminate this Agreement under this Section 13(j) if the Taylor Family has caused the Shareholders Meeting not to occur prior to November 28,
     1996);

          (k) by either CTFG or the Taylor Family if shareholders of CTFG holding a majority of CTFG's outstanding common stock do not approve the transactions contemplated herein at the Shareholders Meeting; or

          (l) by CTFG if the Taylor Family has not complied with its obligations under Section 6 within five business days after the execution of this Agreement (provided, however, that CTFG may not terminate this Agreement pursuant to this Section 13(l) if CTFG has prevented such compliance by the Taylor Family).

     14. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 13(h), or pursuant to Section 13(i) under circumstances where the actions of CTFG or the Board which triggered the right of the Taylor Family to terminate this Agreement pursuant to Section 13(i) were permitted by Section 9(c) and not otherwise a breach of this Agreement, CTFG shall immediately pay the Taylor Family as an exclusive remedy liquidated damages in an amount equal to (i) its out of pocket expenses paid to lawyers, accountants, investment bankers or other experts plus (ii) three percent of the fair market value (determined as of the date this Agreement is terminated) of the Acquisition Proposal that gave rise to the termination of this Agreement.

          (b)   If this Agreement is terminated by the Taylor Family pursuant to
     Section 13(d), CTFG shall immediately pay the Taylor Family as an exclusive remedy liquidated damages equal to $15 million.

          (c) If this Agreement is terminated pursuant to (i) Section 13(c) other than because of a failure to obtain the approval of the Applicable Governmental Authorities resulting from a failure to comply with the Community Reinvestment Act or fair lending statutes, (ii) pursuant to
     Section 13(f) where the failure to have closed before the applicable date was caused by (x) a failure to have obtained the Private Letter Ruling, (y) a failure to obtain the financing required by Section 5.2, or (z) the failure to have obtained the approval of the Applicable Governmental Authorities for any reason other than a failure to comply with the Community Reinvestment Act or fair lending statutes or (iii) pursuant to
     Section 13(g) (a termination pursuant
     to (i), (ii) or (iii) of this Section 14(c) being a "Triggering Termination"), then CTFG will be entitled, subject to adjustment pursuant to, and in the manner provided by, Section 14(d), to receive from the Taylor Family, as an exclusive remedy, liquidated damages in an amount equal to $15 million.

          (d) If this Agreement is terminated as a result of a Triggering Termination, CTFG agrees to immediately use its reasonable best efforts to solicit bids from third parties for the sale of all of the equity interest in the Bank (the "Bank Sale Process"). The Taylor Family shall use its reasonable best efforts to support the Bank Sale Process. If members of the Taylor Family are members of the Board, those Board members shall direct the Bank Sale Process, which power of direction shall include the right to choose an investment banker to represent CTFG (with such investment banker to be retained and compensated by CTFG on customary terms) in connection with the Bank Sale Process. The Nominating Committee of the Board shall reslate any Taylor Director for reelection as a director of CTFG if his present term will expire before the end of the Bank Sale Process. If, during the nine month period after a Triggering Termination, CTFG receives a Sufficient Bona Fide Offer to acquire all of the equity interest in the Bank that the Taylor Family wishes the Board to consider, the obligation of the Taylor Family to pay CTFG $15 million pursuant to
     Section 14(c) shall be reduced (provided that in no event shall such obligation ever be less than zero) by the amount by which the Sufficient Bona Fide Offer would provide CTFG with gross proceeds with a fair market value in excess of $235 million, and CTFG shall be entitled to receive the amount payable under Section 14(c), as reduced pursuant to this sentence. The Board shall be under no obligation to accept a Sufficient Bona Fide Offer that the Taylor Family wishes the Board to consider; provided, however, that should the Board decide to reject a Sufficient Bona Fide Offer, the obligation of the Taylor Family to pay CTFG $15 million shall nonetheless be reduced as provided for in the preceding sentence. If no Sufficient Bona Fide Offer that the Taylor Family wishes the Board to consider has been made during the nine months after a Triggering Termination, the full $15 million payable under Section 14(c) shall be payable to CTFG. A "Sufficient Bona Fide Offer" shall be an offer for all of the equity interest in the Bank from a financially reliable third party (or parties) and subject only to customary terms and conditions that, if accepted, would be likely to be consummated and that, if consummated, would provide CTFG with gross proceeds with a fair market value in excess of $235 million. Notwithstanding the foregoing, the Board, without the participation of any member of the Taylor Family, may resolve not to pursue the Bank Sale Process, to terminate the Bank Sale Process (with or without an agreement to sell all of the equity interest in the Bank) or to enter into an agreement providing for the merger or disposition of the stock or assets of CTFG prior to the expiration of the nine month period following a Triggering Termination, in which case the obligation of the Taylor Family to pay CTFG $15 million pursuant to Section 14(c) shall be extinguished. Any amounts payable under Section 14(c) or this Section 14(d) may be paid, at the option of the Taylor Family, in cash, in CTFG Stock valued at the Market Value as of the date of such payment, or in a combination of cash and CTFG Stock valued at the Market Value (as defined below) as of the date of such payment and shall be paid within seven days from the expiration of the Taylor Sale Period. Should any such amounts not be paid by the Taylor Family within such seven days, the amount shall be paid from the Escrow Fund to the extent the Escrow Fund is sufficient for this purpose and immediately by the Taylor Family directly to the extent the Escrow Fund is insufficient for this purpose. Should the Taylor Family pay such liquidated damages from another source, CTFG agrees to issue joint written instructions with the Taylor Family to effectuate the release of the Escrow Fund to the Taylor Family. The term "Market Value" on any date shall mean the average of the last quoted trading price of CTFG Stock on the Nasdaq Stock Market for the five preceding Nasdaq Stock Market trading days. The "Taylor Sale Period" shall be the shorter of (i) the nine month period after a Triggering Termination, (ii) the period beginning with a Triggering Termination and ending with a decision by the Board to not pursue or to terminate the Bank Sale Process or (iii) the period beginning with a Triggering Termination and ending on the date the Taylor Directors present a Sufficient Bona Fide Offer to the Board.

          (e) In the event of the termination of this Agreement pursuant to
     Section 13, this Agreement shall forthwith become void and have no effect, other than as provided in this Section 14, in the second to last sentence of Section 5.2, in Section 9 (provided that, in the absence of a Triggering Termination, Section 9 shall become void and have no effect upon the termination of this Agreement), in Section 17 and in Section 24. No termination of this Agreement and nothing contained in this Section 14(e) shall relieve any party from liability for any breach of this Agreement except insofar as liquidated damages are paid by any party pursuant to Sections 14(a), 14(b) or 14(c). The parties acknowledge that the liquidated damages specified in Sections 14(a), 14(b) and 14(c) are not a penalty, and are reasonable in light of the anticipated or actual harm, the difficulty of proof of loss, and the inconvenience and non-feasibility of otherwise obtaining an adequate remedy.

     15. Indemnification. (a) The Taylor Family shall indemnify and hold harmless CTFG and its affiliates from and against any and all losses, damages, claims, liabilities or obligations (including attorneys' fees and interest) ("Losses") with respect to (i) any breach of any representation, warranty or agreement of the Taylor Family contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by the Taylor Family. After the Closing, the Taylor Family shall cause the Bank to indemnify and hold harmless CTFG and its affiliates from and against any and all Losses (x) whenever incurred, arising or accrued, relating to the Bank or CT Mortgage or CTFG's ownership of securities in the Bank, CT Mortgage or Alpha Capital Fund or (y) incurred, arising or accrued prior to the Closing and relating to Auto Sub. In addition, after the Closing, the Taylor Family shall indemnify and hold harmless CTFG from and against 25% of any Losses, including, without limitation, any costs or expenses of defense or settlement of any suits, actions or proceedings initiated by third parties and any judgments in such suits, actions or proceedings relating to the transactions contemplated by this Agreement and any Losses relating to disputes regarding Option terminations or limitations (collectively, "Transaction Challenge Losses"); provided, however, that Transaction Challenge Losses shall be net of any insurance proceeds paid to, or for the benefit of, CTFG or members of the Board, and provided, further, that, for purposes of computing what the Taylor Family owes under this sentence, any attorneys fees or expenses, settlements or judgments paid separately by the Taylor Family in connection with suits, actions or proceedings relating to the transactions contemplated by this Agreement or regarding Option limitations or terminations (net of any insurance proceeds paid to, or for the benefit of, the Taylor Family) shall (A) be considered part of Transaction Challenge Losses and (B) constitute a credit against any amounts that the Taylor Family owes under this sentence (with such credit not to exceed such amounts that the Taylor Family owes under this sentence).

     (b) CTFG shall indemnify and hold harmless the Taylor Family, its affiliates, and the Bank from and against any and all Losses with respect to (i) any breach of any representation, warranty or agreement of CTFG contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by CTFG. In addition, after the Closing, CTFG shall indemnify and hold harmless the Taylor Family from and against any and all Losses (x) whenever incurred, arising or accrued, relating to CTFG (except for matters for which the Taylor Family is indemnifying

CTFG pursuant to this Agreement) or Finance or (y) incurred, arising or accrued after the Closing and relating to Auto Sub.

     (c) As soon as reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the person claiming a right to indemnification (the "Indemnified Person") shall promptly give notice to the person from whom indemnification is being sought (the "Indemnifying Person") of such claim and the amount of indemnification claimed hereunder; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

     (d) With respect to claims for indemnification arising out of a claim, or the commencement of any suit, action or proceeding asserted by a person not a party to this Agreement, the Indemnifying Person may, at its own expense (i) participate in the defense of any such claim, suit, action or proceeding and
(ii) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to this Section 15 for all Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (y) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (z) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect thereto. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all parties shall cooperate in the defense or prosecution thereof. Neither the Indemnifying Person nor the Indemnified Person shall settle any matter subject to indemnification under this Agreement without the consent of the other, which consent shall not be unreasonably withheld.

     16. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including the obtaining of all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations, including, but not limited to, those described herein, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Each of the parties agrees not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act which would result in any of the representations or warranties on the part of such party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or on the Closing Date or that would be likely to jeopardize the consummation of the transactions contemplated hereby. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of CTFG, the Bank and Newco and the members of the Taylor Family will take all such necessary action.

     17. Payment of Expenses. Except as otherwise specifically set forth herein, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby. The fees and expenses of CTFG and Finance, including any brokers', finders', investment bankers', attorneys', filing, accountants' or tax advisors' fees (collectively, "Fees") are to be borne by CTFG, and the Fees of the Bank and the Taylor Family are to be borne by the Taylor Family.

     18. Publicity and Reports. CTFG shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law or as required to secure the financing referred to in Section 5.2, the Taylor Family shall not issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby, or communicate with analysts or the investment community, without obtaining the prior consent of the Board, which consent shall not be unreasonably withheld. All press releases, publicity statements, communications with analysts or the investment community, or other public notice by CTFG relating to this Agreement or any of the transactions contemplated hereby shall be submitted for the approval of the full Board, including Sidney J. Taylor, Jeffrey W. Taylor and Bruce W. Taylor. Each party shall obtain the prior consent of the other party, which consent shall not be unreasonably withheld, to the form and content of any application or report made to any regulatory authority, taxing authority or similar agency in each case which relates to any of the transactions contemplated by this Agreement and to any proxy or information statement or other material to be delivered to CTFG shareholders.

     19. Survival of Representations and Warranties. The representations and warranties in Sections 7(a), 7(b), 7(d),

7(g), 8(a), 8(b), 8(c), 8(f) and 8(g), and the covenants and agreements, made herein shall survive the Closing to the fullest extent permitted under the applicable statute of limitations. All other representations and warranties contained in this Agreement shall not survive beyond the Closing.

     20. Binding Effect. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by CTFG or the Taylor Family, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void; provided, however, that this Agreement shall be assignable by the Taylor Family to an affiliate of the Taylor Family without the consent of CTFG, but no such assignment shall relieve the Taylor Family of its obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     21. Law Governing. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. The parties hereto agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the courts of the State of Delaware sitting in Wilmington, Delaware and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for the purposes of any such action, suit or proceeding. Each party hereto irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by the suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and amount of any indebtedness or liability of any party therein described.

     22. Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

     23. Amendment and Waiver. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the receipt of any approvals, to the extent authorized by applicable law, by a writing signed by CTFG and the representatives of the Taylor Family.

     24. CTFG Action. From and after the date of this Agreement, any amendment of this Agreement, any action or inaction of CTFG or any of its subsidiaries relating to this

Agreement (other than as set forth in Sections 9(a)(ii), 9(b) and 18), including any termination of this Agreement by CTFG or any extension by CTFG of the time for performance of any of the acts or obligations of the Taylor Family or any waiver of CTFG's rights hereunder, will require the concurrence of the Board or a duly authorized committee thereof by a majority of those voting (assuming a quorum is present), without the vote of any member of the Taylor Family.

     25. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Taylor Family and CTFG and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     26. Notices. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person or (b) mailed by certified or registered mail, postage prepaid, as follows:

          If to CTFG, addressed to:

               Cole Taylor Financial Group, Inc.
               350 East Dundee Road
               Wheeling, Illinois 60090
               Attn:  James Kaplan

               With a copy addressed to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois  60603
               Attn:  Robert A. Helman and Scott J. Davis

               With a copy addressed to:

               Katten Muchin & Zavis
               525 West Monroe Street
               Suite 1600
               Chicago, Illinois  60661-3693
               Attn:  Steven A. Shapiro

          If to the Taylor Family, addressed to:

               Mr. Jeffrey Taylor
               62 Lakewood
               Highland Park, Illinois 60035

                           With a copy addressed to:

                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, Illinois 60606
                           Attn:  Mark L. Yeager

     27. Entire Agreement. All exhibits and lists referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and related lists, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     28. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                                  *    *    *

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                        COLE TAYLOR FINANCIAL GROUP, INC.



                                         By:
                                              ------------------------------
                                         Name:
                                              ------------------------------
                                         Title:
                                              ------------------------------
                                        "Taylor Family" Representatives



                                         ------------------------------------
                                         Sidney Taylor


                                         ------------------------------------
                                         Jeffrey Taylor


                                         ------------------------------------
                                         Bruce Taylor


                                         ------------------------------------
                                         Iris Taylor

                                                                      EXHIBIT A


                                ESCROW AGREEMENT


     ESCROW AGREEMENT, made this ____ day of June, 1996, by and among Cole Taylor Financial Group, Inc., a Delaware corporation ("CTFG"), those certain persons listed on Schedule 7(b) of that certain Share Exchange Agreement dated June __, 1996 by and among CTFG and such persons (the "Taylor Family") and represented by the members of the Taylor Family shown on the signature page hereof and The Northern Trust Company (the "Escrow Agent").

     WHEREAS, CTFG and the Taylor Family have entered into a Share Exchange Agreement (the "Agreement") in respect of the sale by CTFG of all the issued and outstanding shares of capital stock and ownership interests in Cole Taylor Bank (the "Bank") to the Taylor Family; and

     WHEREAS, the Agreement requires that 750,000 shares of CTFG common stock (the "Escrow Amount") be deposited in escrow by the Taylor Family pending resolution of certain matters; and

     WHEREAS, the Taylor Family agreed to and is prepared to place the Escrow Amount in escrow with Escrow Agent; and

     WHEREAS, the Escrow Agent is prepared to accept the deposit of the Escrow Amount in escrow.

     NOW THEREFORE, the parties agree as follows:

1. Escrow Agent shall open an escrow account on the date hereof in the joint names of CTFG and the Taylor Family, entitled "CTFG/Taylor Agreement Escrow Account".

2. The Taylor Family shall deliver the Escrow Amount to Escrow Agent for deposit into the Escrow Account effective as of the date of the opening of said Escrow Account.

3. Escrow Agent shall hold the Escrow Amount in escrow until such time as it receives (i) a final order or judgment of a court of competent jurisdiction directing the disposition of the Escrow Amount or any part thereof, together with an opinion of counsel to CTFG or counsel to the Taylor Family to the effect that such order or judgment is final and not subject to appeal or (ii) joint written notice from CTFG and the persons whose names appear below as representatives of the Taylor Family in which event Escrow Agent shall distribute the Escrow Amount in accordance with the final order or judgment or the joint written notice, as the case may be. The Escrow Agent shall hold any interest, dividends, distributions or other earnings on the Escrow Amount for the sole benefit of the Taylor Family and shall pay such amounts as instructed in writing from time to time by the Taylor Family.

4. Any cash funds deposited in the Escrow Account shall be invested by Escrow Agent in CTFG securities, government securities or certificates of deposit as instructed by the Taylor Family. CTFG Stock deposited in the Escrow Account shall be held for investment and shall not be sold or transferred except pursuant to the requirements of this Escrow Agreement.

5. The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement. No implied duties or discretionary powers may be imputed to it by the terms of this Agreement, or otherwise. The Escrow Agent shall not be subject to, nor obliged to recognize, any other instrument governing the rights or duties of the other parties to this Agreement, even though reference thereto may be made in this Agreement.

6. The Escrow Agent may disregard any and all notices or instructions received from any source, except only (i) such notices or instructions as are specifically provided for in this Agreement and (ii) orders or process of any court of competent jurisdiction. If from time to time any property held pursuant to this Agreement becomes subject to any order, judgment, decree, injunction or other judicial process of any court of competent jurisdiction ("Order"), the Escrow Agent may comply with any such Order without liability to any person, even though such Order may thereafter be annulled, reversed, modified or vacated.

7. Whenever the Escrow Agent should receive or become aware of any conflicting demands or claims with respect to this Agreement or the rights of any of the parties hereto or any property held hereunder, the Escrow Agent may without liability refrain from any action until the conflict has been resolved or, alternatively, may tender into the registry or custody of any court which the Escrow Agent determines to have jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, less a reasonable allowance for its outside legal fees and other reasonable out-of-pocket expenses, and thereupon be discharged from all further duties and liabilities under this Agreement. Any inaction or filing of proceedings pursuant to this section shall not deprive the Escrow Agent of its compensation during such inaction or prior to such filing.

8. Unless otherwise specifically indicated herein the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the usual collection agreement regarding items received by its commercial banking department for deposit or collection. The Escrow Agent shall have no duty (1) to collect from any party any money, securities or documents required to be deposited with it, (2) to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, or (3) to take any legal action to enforce payment of any check, note or security deposited with it.

9. Except as may be specifically provided herein concerning investments of cash, the Escrow Agent shall have no liability to pay interest on any money held pursuant to this Agreement. The Escrow Agent may use its own bond department in purchasing or selling securities. The Escrow Agent shall not be liable for any depreciation or change in the value of such documents or securities or any property evidenced thereby or for any losses incurred in liquidating securities or other property to satisfy a distribution request.
All distributions provided for hereunder shall be made by the Escrow Agent from the Escrow Amount or any interest, dividends, distributions or other earnings thereon, subject to any unpaid fees and unreimbursed out-of-pocket expenses of the Escrow Agent permitted by this Agreement which are then outstanding, in the order that proper requests therefor are received by the Escrow Agent. In no event shall the Escrow Agent be required to seek contributions from any source or to advance its own funds in order to satisfy a distribution request.

10. The Escrow Agent shall not be responsible for any recitals of fact in this Agreement, or for the sufficiency, form, execution, validity or genuineness of any documents or securities deposited under this Agreement or for any signature, endorsement or any lack of endorsement thereon, or for the accuracy of any description therein, or for the identity, authority or rights of the persons executing or delivering the same or this Agreement.

11. The Escrow Agent shall be fully protected in relying without investigation upon any written notice, demand, certificate or document which it in good faith believes to be genuine, as to the truth and accuracy of the statements made therein, the identity and authority of the persons executing the same and the validity of any signature thereon. Although the Escrow Agent may demand specific authorizations (including corporate resolutions, incumbency certificates and the like) or identification from a party or its representative prior to taking any action hereunder, no such demand shall constitute a waiver or deprive the Escrow Agent of the protections afforded by this paragraph.

12. The Escrow Agent shall not be personally liable for any act taken or omitted by it under this Agreement in good faith and in the exercise of its own best judgment. In no event shall the

Escrow Agent be liable to any person for special, indirect or consequential damages of any kind, even if it is advised of the possibility thereof. The parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any and all claims that may be asserted against the Escrow Agent by any third parties and any and all liability, loss, cost or expense (including outside attorneys' fees in a reasonable amount) that may be incurred by the Escrow Agent as a result of any such claim or otherwise as a result of acting as Escrow Agent hereunder unless due to bad faith, gross negligence or wilful misconduct. The obligations of the parties under this paragraph shall survive termination of this Agreement and distribution of the Deposit.

13. The Escrow Agent may engage nationally recognized legal counsel to advise it concerning any of its duties in connection with this Agreement, or in case it becomes involved in litigation on account of being Escrow Agent under this Agreement, and reliance on the advice of such counsel shall fully protect the Escrow Agent except for any action taken by Escrow Agent in bad faith or do to its gross negligence or willful misconduct.

14. The Escrow Agent shall be entitled to a fee of $3,000, payable in advance for each 12-month period or any part thereof, without proration plus reimbursement for its reasonable expenses, including outside attorneys' fees in a reasonable amount. The fees and expenses of the Escrow Agent shall be paid by CTFG.

15. Any notices or communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person, (b) mailed by certified or registered mail, postage prepaid or (c) transmitted by facsimile, as follows:

                       If to Escrow Agent, addressed to:

                           The Northern Trust Company
                           50 South LaSalle Street
                           Chicago, IL  60675
                           Attn: Frank D. Szymanek
                           Facsimile: (312) 557-2704

                       If to CTFG, addressed to:

                           Cole Taylor Financial Group, Inc.
                           350 East Dundee Road
                           Wheeling, IL  60090
                           Attn: James I. Kaplan
                           Facsimile:  (847) 808-9145

                           With a copy addressed to:

                            Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, IL  60603
                            Attn: Scott J. Davis
                            Facsimile: (312) 701-7711

                     If to the Taylor Family, addressed to:

                            Mr. Jeffrey Taylor
                            62 Lakewood
                            Highland Park, IL  60035
                            Fax: (847)___-____

                            With a copy addressed to:

                            McDermott, Will & Emery
                            227 West Monroe Street
                            Chicago, IL  60606
                            Attn:  Mark L. Yeager
                            Fax:  (312) 984-2099

     Whenever under this Agreement the time for giving a notice or performing an act falls upon a Saturday, Sunday, or holiday, such time shall be extended to the next business day.

16. Any Escrow Agent may resign by written notice to the other parties to this Agreement. Any such resignation shall be effective upon delivery of the property then held in escrow to the successor Escrow Agent, whereupon the resigning Escrow Agent shall be discharged of any further duties under this Agreement. If an Escrow Agent resigns, the other parties shall appoint a successor Escrow Agent; provided that if no successor is appointed within 30 days after resignation, the resigning Escrow Agent may appoint as successor any corporation with trust powers in the United States or may tender the Deposit into court as provided in paragraph 4.3 hereof.

17. The Escrow Agent shall not be responsible for any delays or failure to perform caused by circumstances reasonably beyond its control, including but not limited to breaches by other parties of their obligations hereunder, delays by messengers or other independent contractors, mechanical or computer failures, malfunctioning or breakdowns in public utilities, securities exchanges, Federal Reserve Banks, or securities depositories; interference by governmental units; strikes, lockouts, or civil disobedience; fires or other casualties, acts of God or other similar occurrences.

18. The rights and duties of CTFG and the Taylor Family to each other shall be governed by the laws of the state of Delaware. The rights and duties of the Escrow Agent shall be determined in accordance with the laws of the State of Illinois without reference to its conflict of law principles. This Agreement shall be deemed to be a contract made and to be performed in the State of Illinois.

19. This Agreement may be amended from time to time by written instrument executed by all the parties other than the Escrow Agent; provided that duties and liabilities of the Escrow Agent may not thereby be changed without its prior written consent.

20. This Agreement shall benefit, and be binding upon, only the parties hereto and their respective heirs, estates, successors and assigns (each a "Party"). Nothing in this Agreement shall be construed to give any right against the Escrow Agent to any person who is not a Party. The Escrow Agent shall have no duty, express or implied, to any non-Party and no such person shall be deemed a "third party beneficiary" of this Agreement.

21. The Escrow Agent shall furnish CTFG and the Taylor Family upon the request of either CTFG or the Taylor Family with a report showing receipts and disbursements during the period and a priced list of (publicly traded) assets. Valuations appearing on such reports or otherwise utilized hereunder may be obtained from third parties generally recognized as sources of pricing information, but the Escrow Agent shall not be liable for the accuracy of valuations furnished by recognized pricing sources.

22. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and may not be amended or modified in any manner except by an instrument signed by all parties hereto.

                                   *   *   *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                         COLE TAYLOR FINANCIAL GROUP, INC.



                                         By:
                                            ---------------------------------
                                         Name:
                                              -------------------------------
                                         Title:
                                               ------------------------------


                                         "TAYLOR FAMILY" REPRESENTATIVES



                                         -------------------------------------
                                         Sidney Taylor



                                         -------------------------------------
                                         Jeffrey Taylor



                                         -------------------------------------
                                         Bruce Taylor



                                         -------------------------------------
                                         Iris Taylor

THE NORTHERN TRUST COMPANY



By:
    -------------------------
Name:
     ------------------------
Title:
      -----------------------

                                  Schedule 3.1


1. Tom Collins

2. ___________*

3. ___________*

4. ___________*


   *  To be selected by Tom Collins from persons currently reporting to him.

                                                                   Schedule 7(b)

                                 TAYLOR FAMILY

                             Directly Owned Shares



Sidney Taylor                         53,900
Jeffrey Taylor                        86,880
Bruce Taylor                         126,880
Cindy Bleil                          126,880

                            Indirectly Owned Shares


Iris Taylor TR FBO Adam Taylor                       21,720
Melvin Pearl TR/BT Gift Trust                        26,480
Melvin Pearl TR/Brett Daniel Taylor                   8,800
Iris Taylor TR/Brett Daniel Taylor                   11,320
Iris Taylor TR/Brian Taylor                          21,720
Iris Taylor TR/Bruce Taylor                          21,720
Melvin Pearl TR/Tark/Bruce Taylor                   211,320
Iris Taylor TR/Cindy Taylor Bleil                    21,720
Melvin Pearl TR/Tark/Cindy Taylor Bleil             211,320
Melvin Pearl TR/Cindy Taylor                         26,520
Cole Taylor Bank/FBO SJT                             38,040
Cole Taylor Bank/Tark Iris Fund                     152,200
Melvin Pearl TR/FBO E. Bleil                          8,800
Iris Taylor TR/FBO E. Bleil                           4,640
Melvin Pearl TR/FBO E. B. Taylor                      8,800
Iris Taylor TR/FBO Emily Taylor                      21,760
Melvin Pearl TR/Tark/Bruce Taylor                   261,320
Melvin Pearl TR/Tark/C. Bleil                       261,320
Melvin Pearl TR/Tark/J. Taylor                      261,320
Melvin Pearl TR/JWT Gift Trust                       26,520
Iris Taylor TR/FBO JWT                               17,800
Melvin Pearl TR/Tark/J.Taylor                       211,320
Melvin Pearl TR/FBO Lisa Taylor                       4,800
Iris Taylor TR/FBO Lisa Taylor                       16,960
Iris Taylor TR/FBO Melissa Taylor                    21,760
Melvin Pearl TR/FBO R. Bleil                          8,800
Iris Taylor TR/FBO R. Bleil                          11,320
Melvin Pearl TR/FBO Ryan Taylor                       8,800
Iris Taylor TR/FBO Ryan Taylor                        1,480
Iris Taylor TR/FBO Stephanie Taylor                  16,960
Melvin Pearl TR/FBO Stephanie Taylor                  4,800
Taylor Family Partnership                           750,000
Sidney J. Taylor Trust under self                   509,280
Susan Taylor Trust                                   40,000


                            CTFG Stock Options Owned

Jeffrey Taylor                       140,270

Bruce Taylor                          140,270


                                  ESOP Shares

Sidney Taylor                           9,008.6824
Jeffrey Taylor                          8,861.9830
Bruce Taylor                            8,861.9961

                                SCHEDULE 9(a)(i)



1. Complete the installation of the FAST teller and platform automation systems.
2.   Complete the NCS trust accounting system conversion.
3. Open up to five CT Mortgage offices, each on a month to month lease with a maximum rental expense for each office of $1000 per month.
4. Manage the Bank's asset and liability position in accordance with established policies and past practices, including without limitation the purchase and sale of securities.
5. Purchase or sell mortgage servicing rights in bulk up to a maximum total value of $100,000 per month.
6. Originate and sell mortgages and related servicing rights without limitation.
7. Expend the amounts necessary to maintain, renovate, and redecorate the Bank's premises within the limits established by the Bank's 1996 Capital Expenditure Budget of $1,950,000.
8. Purchase land trust portfolios up to $500,000 in purchase price per transaction.
9. Expend the amounts indicated in the 1996 Technology Capital Investment plan of $400,000 for PC and infrastructure upgrades.
10.  Dispose of assets acquired through the disposition of problem loans.
11. With the approval of the CTFG compensation committee, implement the Supplemental Mortgage Incentive Program and the Bank 1996 Incentive program and the stock options granted as a condition of hiring to Thomas
     S. McCarton of 3500 shares and Gil Johnson of 2000 shares.
12. Fund up to the amounts budgeted for 1996 contributions to the CTFG profit sharing, 401k, ESOP, and Incentive Plans.
13. Prior to Closing liquidate sufficient assets to generate the cash required at Closing.

                              Schedule 9(b)(ii)(A)

1. Finance may effect the conversion of certain computer software systems as previously proposed to its board of directors.

2. Finance may furnish each new office which is opened with computer equipment, furniture and leasehold improvements not to exceed $15,000 per office opened.

SCHEDULE 10(e) --  [IRS REPRESENTATIONS]


  1. No continuing shareholder of CTFG shall be required to give any representation indicating that such shareholder does not have a plan or intention to sell or dispose of its CTFG shares, or otherwise limiting the ability of such shareholder to dispose of its shares at any time, and management of CTFG shall not be required to make any representation with respect to the plan or intention of any continuing 5 percent or greater CTFG shareholder to sell or dispose of such holder's CTFG shares.

  2. The obligations of CTFG, Finance and Auto Sub with respect to the automobile receivables business transferred from the Bank shall be limited to the obligations described in Section 10(g)(i), and neither CTFG, Finance or Auto Sub shall be required to make any covenant or representation inconsistent with such limitations.

  3. Nothing in the Private Letter Ruling, representations or covenants shall restrict CTFG's ability to repurchase, immediately following the exchange of the Bank Stock (or Newco Stock, as the case may be) for the CTFG Stock, up to 16 percent of the CTFG Stock then outstanding, it being understood that permission to redeem a greater percentage will, if possible, be obtained under the Private Letter Ruling.

                               Schedule 10(j)(i)

Irwin Cole

Howard B. Silverman

William S. Race

Thomas Barlow